As filed with the Securities and Exchange Commission on November 4, 2021.

Registration No. 333-260333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BACKBLAZE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	20-8893125
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Ben Franklin Ct

San Mateo, CA 94401

(650) 352-3738

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gleb Budman

Chief Executive Officer

Backblaze, Inc.

500 Ben Franklin Ct

San Mateo, CA 94401

(650) 352-3738

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bennett L. Yee Jeffrey R. Vetter Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 550 Allerton St Redwood City, CA 94063	Tom MacMitchell General Counsel Backblaze, Inc. 500 Ben Franklin Ct San Mateo, CA 94401 (650) 352-3738	Stuart Bressman White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, $0.0001 par value per share	7,187,500	$17.00	$122,187,500.00	$11,326.78

(1)	Includes 937,500 additional shares that the underwriters have the option to purchase from the Registrant.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Backblaze, Inc. is filing this Amendment No. 2 to its registration statement on Form S-1 (File No. 333-260333) (the “Registration Statement”) solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with this offering. All amounts are estimates except the SEC registration fee, the FINRA filing fee, and the NASDAQ Global Market listing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$11,326
FINRA filing fee	15,500
NASDAQ Global Market listing fee	175,000
Printing and engraving expenses	300,000
Legal fees and expenses	1,650,000
Accounting fees and expenses	950,000
Transfer agent and registrar fees	20,000
Miscellaneous fees and expenses	398,174

Total	$3,520,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our Amended and Restated Certificate of Incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our Amended and Restated Bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We intend to enter into indemnification agreements with each of our directors and executive officers and certain other key employees, a form of which is included as Exhibit 10.1 to this registration statement. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our Amended and Restated Bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

Reference is made to the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 2.8 of our amended and restated investors’ rights agreement (the IRA) contained in Exhibit 4.2 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in our IRA.

We currently carry and intend to continue to carry liability insurance for our directors and officers.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2018 we have issued the following unregistered securities (after giving effect to the conversion of our common stock into Class B common stock):

We have granted to our non-employee directors, officers, employees, consultants, and other service providers an aggregate of 10,031,854 shares of our Class B common stock at a per share purchase prices ranging from $2.12 to $10.06 pursuant to exercises of options granted under our 2011 Plan, for an aggregate exercise price of approximately $40,915,891.

In August 2021, we issued $10.0 million of convertible notes (which we also refer to as a Simple Agreement for Future Equity agreement (SAFE)) in a private financing round. Upon the completion of this offering, the convertible notes will automatically convert into 727,371 shares of Class A common stock of the Company at a per share price of $16.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, or in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about us or had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of Registrant, as currently in effect.

3.2**	Form of Amended and Restated Certificate of Incorporation of Registrant, to be effective upon completion of this offering.

3.3**	Bylaws of Registrant, as currently in effect.

3.4**	Form of Amended and Restated Bylaws of Registrant, to be effective upon completion of this offering.

4.1**	Amended and Restated Investors’ Rights Agreement, dated July 29, 2013 by and among the Registrant and the other parties thereto.

5.1**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1**	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers.

10.2**	2011 Stock Plan, as amended, and forms of agreements thereunder.

10.3**	2021 Equity Incentive Plan and form of agreements thereunder.

10.4**	2021 Employee Stock Purchase Plan.

10.5**	Offer Letter, dated February 14, 2020, by and between the Company and Frank Patchel.

10.6**†	Loan and Security Agreement, dated October 21, 2021, by and between the Company and City National Bank.

10.7**	Form of Simple Agreement for Future Equity, by and between the Company and certain of its investors.

23.1**	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page of the original filing of this registration statement).

**	Previously filed.
†

Pursuant to Item 601(a)(5) of Regulation S-K, certain exhibits and schedules to this agreement have been omitted. The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and/or schedules.

(b) Financial Statement Schedules. All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this [4th] day of November, 2021.

Backblaze, Inc.

/s/ Gleb Budman
Gleb Budman
Chief Executive Officer and Chairperson

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gleb Budman Gleb Budman	Chief Executive Officer and Chairperson (Principal Executive Officer)	November 4, 2021

/s/ Frank Patchel Frank Patchel	Chief Financial Officer (Principal Financial and Accounting Officer)	November 4, 2021

* Brian Wilson	Chief Technology Officer and Director	November 4, 2021

* Timothy Nufire	Chief Cloud Officer and Director	November 4, 2021

* Jocelyn Carter-Miller	Director	November 4, 2021

* Barbara Nelson	Director	November 4, 2021

* Earl E. Fry	Director	November 4, 2021

* Evelyn D’An	Director	November 4, 2021

*By:	/s/ Gleb Budman
Gleb Budman
Attorney-in-Fact